PACIFICA BANCORP, INC.	Exhibit (11)
COMPUTATION OF PER SHARE EARNINGS

	For Three Months Ended			For Six Months Ended
	June 30,			June 30,

	2001	2000		2001	2000

Net income	$418,910	$185,853		$247,652	$276,719	*

Computation of average shares outstanding

Shares outstanding at beginning of the period	3,265,608	3,215,328	*	3,258,208	3,215,328	*

Additional shares deemed outstanding because of stock dividends	-			-	-

Additional shares deemed outstanding because of stock splits	-	-		-	-

Shares redeemed under stock repurchase program	-	-		-	-

Shares issued during the period times average time outstanding during the period	-	11,378	*	6,537	5,776	*

Avearge basic shares outstanding	3,265,608	3,226,706		3,264,745	3,221,104

Dilutive shares	405,033	410,378	*	401,674	410,378	*

Average diluted shares outstanding	3,670,641	3,637,084		3,666,419	3,631,482

Basic earnings per share	$0.13	$0.06		$0.08	$0.09
Diluted earnings per share	$0.11	$0.05		$0.07	$0.08

             *           Adjusted for the 2-for-1 stock split effective January 1, 2001.